Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 27, 2016, relating to the consolidated financial statements, and schedules of Helius Medical Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K (and amended Form 10-K) for the year ended March 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada, LLP
Vancouver, British Columbia

December 22, 2016